Exhibit 4-a(6)

AMENDMENT NO. 2 TO THE AMENDED AND RESTATED INDENTURE

AMENDMENT NO. 2, dated as of March 3, 2003 (this "Amendment No. 2") to the Amended and Restated Indenture, dated as of December 21, 2001, among MEMC ELECTRONIC MATERIALS, INC., a Delaware corporation (the "Issuer"), CITIBANK, N.A., as trustee (the "Trustee") and CITICORP USA, INC., as collateral agent (the "Collateral Agent"), as amended by Amendment No. 1 to the Amended and Restated Indenture, dated March 27, 2002, among the parties therein (together as further amended, modified or supplemented from time to time, the "Indenture").

W I T N E S S E T H :

WHEREAS, pursuant to Section 10.02 of the Indenture, the Issuer and the Trustee wish to amend the Indenture as set forth herein;

WHEREAS, each of the Issuer and the undersigned Holders of Notes agree that such amendment shall be beneficial to both the Issuer and the Holders and shall not be in any manner materially adverse to the Holders;

WHEREAS, the undersigned Holders collectively hold or beneficially own all of the principal amount of the Notes outstanding as of the date hereof and wish to consent to such amendment; and

NOW THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. Capitalized terms used herein and not defined herein have the meanings assigned to them in the Indenture.

2. Amendment to the Indenture.

(a) The preamble is hereby amended as follows:

(i) the phrase "Revolving Loan Documentation" at the end of the third WHEREAS clause is deleted and replaced with the phrase "Citibank Revolving Loan Documentation".

(ii) the following WHEREAS clauses are inserted immediately after the third WHEREAS clause and before the fourth WHEREAS clause:

WHEREAS, the Issuer has entered into that certain revolving credit agreement, dated as of December 5, 2002, with the lenders party thereto (the "Investor Lenders") and Citicorp USA, Inc. as administrative agent and collateral agent (as such agreement may be further amended, restated, modified or supplemented at any time and from time to time, the "Investor Revolving Credit Agreement"), pursuant to which the Investor Lenders have committed to provide the Issuer with a revolving credit facility in an aggregate principal amount not to exceed $35,000,000.

WHEREAS, to induce the Investor Lenders to enter into the Investor Revolving Credit Agreement, the Issuer has executed, for the benefit of the Investor Lenders and other secured parties (i) a guarantee agreement, a security agreement, a pledge agreement and an indemnity, subrogation and contribution agreement attached as exhibits to the Investor Revolving Credit Agreement and (ii) other security documents and ancillary documents

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executed in connection therewith (the Citibank Revolving Loan Documentation, the Investor Revolving Credit Agreement and the documents named in clauses (i) and (ii), collectively, together with any document executed as an amendment to, restatement of, substitution for or replacement of, any such document, the "Revolving Loan Documentation").

WHEREAS, the parties hereto desire the Indebtedness evidenced by the Notes to be subordinated in right of payment, to the extent and in the manner provided in Article 12 hereof, to the prior payment in full of the obligations of the Issuer under the Revolving Loan Documentation.

(b) The definition of "Citibank Revolving Loan Documentation" is hereby added in Section 1.01 to read in its entirety as follows:

"Citibank Revolving Loan Documentation" has the meaning provided in the preamble.

(c) The definition of "Investor Lenders" is hereby added in Section 1.01 as follows:

"Investor Lenders" has the meaning provided in the preamble.

(d) The definition of "Investor Revolving Credit Agreement" is hereby added in Section 1.01 as follows:

"Investor Revolving Credit Agreement" has the meaning provided in the preamble.

(e) The definition of "lenders under the Revolver Obligations" in Section 1.01 is hereby amended to read in its entirety as follows:

"lenders under the Revolver Obligations" (and derivations of that phrase, including "lenders under such Revolver Obligations") means, collectively, (i) the "Lenders" who are parties to the Revolving Credit Agreement, (ii) the "Investor Lenders" and (iii) the "Fund Guarantors" who are parties to the Reimbursement Agreement.

(f) The definition of "Revolver Obligations" in Section 1.01 is hereby amended to read in its entirety as follows:

"Revolver Obligations" means, collectively (i) the "Revolving Credit Obligations" as such term is defined in the security agreement attached as an Exhibit to the Revolving Credit Agreement, (ii) the "Reimbursement Obligations" as such term is defined in the security agreement attached as an Exhibit to the Reimbursement Agreement and (iii) the "Investor Revolver Obligations" as such term is defined in the security agreement attached as an Exhibit to the Investor Revolving Credit Agreement. For the avoidance of doubt, the term "Revolver Obligations" shall include any substitution for, or replacement of, the obligations identified in numbered clauses (i), (ii) and (iii) of this definition.

3. Effective Date. This Amendment No. 2 shall become effective as of the date first written above (the "Second Amendment Effective Date").

4. Reference to and Effect on the Indenture.

(a) On and after the Second Amendment Effective Date, each reference in the Indenture to "this Indenture", "hereunder", "hereof", "herein" or words of like import referring to the Indenture, shall mean and be a reference to the Indenture as amended by this Amendment No. 2.

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(b) Except as specifically amended by this Amendment No. 2, the Indenture shall remain in full force and effect and is hereby in all respects ratified and confirmed.

(c) The execution, delivery and performance of this Amendment No. 2 shall not, except as expressly provided herein, constitute a waiver or amendment of any provision of, or operate as a waiver or amendment of any right, power or remedy of the Trustee or the Holders under the Indenture.

5. Consent of Holders. The undersigned Holders hereby consent to this Amendment No. 2.

6. GOVERNING LAW. THIS AMENDMENT NO. 2 SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Counterparts. This Amendment No. 2 may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

8. Recitals. The recitals contained herein shall be taken as statements of the Issuer and the undersigned Holders, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Amendment No. 2.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MEMC ELECTRONIC MATERIALS, INC., as Issuer By: /s/ Kenneth L. Young Name: Kenneth L. Young Title: Treasurer

By /s/ James M. Stolze Name: James M. Stolze Title: Executive Vice President and Chief Financial Officer

CITIBANK, NA, as Trustee By: /s/ Allen Fisher Name: Allen Fisher Title: Vice President

HOLDERS: TPG WAFER PARTNERS LLC By: Richard A. Ekleberry Name: Richard A. Ekleberry Title: Vice President

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TPG WAFER MANAGEMENT LLC By: Richard A. Ekleberry Name: Richard A. Ekleberry Title: Vice President

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